Exhibit 23

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Genworth Financial, Inc.

To the Plan Participants and Plan Administrator

Genworth Financial, Inc. Retirement and Savings Plan:

We consent to the incorporation by reference in the registration statements (Nos. 333-168961, 333-127474 and 333-231538) on Form S-8 of our report dated June 24, 2022, with respect to the financial statements and the supplemental Schedule H, Line 4i – Schedule of Assets (Held at End of Year) of Genworth Financial, Inc. Retirement and Savings Plan.

/s/ KPMG LLP

Richmond, Virginia

June 24, 2022